Exhibit 99.1

HanesBrands

1000 East Hanes Mill Road

Winston-Salem, NC 27105

(336) 519-8080

news release

FOR IMMEDIATE RELEASE

News Media, contact:	Matt Hall, (336) 519-3386
Analysts and Investors, contact:	Charlie Stack, (336) 519-4710

HANESBRANDS REPORTS SECOND-QUARTER 2012 RESULTS

WINSTON-SALEM, N.C. (July 31, 2012) – HanesBrands (NYSE: HBI), a leading marketer of everyday branded basic apparel, today reported financial results for the second quarter ended June 30, 2012. In the quarter, the company announced exiting certain international and domestic imagewear businesses that are all now classified as discontinued operations. Unless otherwise noted, all financial results in this press release are GAAP measures for continuing operations.

In the quarter, net sales were $1.18 billion, an increase of 1 percent over last year’s quarter, and earnings per diluted share were $0.67, a decrease of 14 percent. The decrease in EPS was primarily due to substantially higher cotton costs, although the Innerwear segment had 18 percent growth in operating profit on strong sales of men’s underwear, children’s underwear, and women’s panties and bras.

With the majority of cotton inflation behind the company, Hanes expects solid results in the second half of 2012. The company’s full-year guidance is for diluted EPS of $2.50 to $2.60; net sales of $4.52 billion to $4.57 billion, an increase of approximately 2 percent to 3 percent over last year; and free cash flow of $400 million to $500 million.

“Our business had a solid quarter, and we are performing slightly ahead of our plans for the year, especially in the Innerwear segment,” Hanes Chairman and Chief Executive Officer Richard A. Noll said. “While we still have a long way to go, we are well positioned for the second half of the year.”

Second-Quarter Business Highlights

•

Innerwear segment net sales increased 2 percent in the quarter over last year, following a 1 percent sales gain in the first quarter. Excluding sales declines to a major mid-tier retail customer that is undergoing a major strategic shift, year-over-year Innerwear sales would have increased 4.4 percent in the second quarter and 2.7 percent in the first quarter. Operating profit in the quarter increased 18 percent over last year, and the segment operating profit margin increased 2.4 percentage points.

HanesBrands Reports Second-Quarter 2012 Results – Page 2

•

Outerwear segment net sales increased 1 percent while the segment had an operating loss. Sales increased for Champion activewear and Hanes casualwear, but as expected, sales declined in branded printwear. Higher cotton costs and lower prices in branded printwear reduced margins and profitability.

•

International segment net sales declined 2 percent, and operating profit was comparable to a year ago. On a constant currency basis, International net sales increased 5 percent and operating profit increased 10 percent. With the sale of the company’s European imagewear operations, the company has no exposure to the European market.

•	The company’s overall operating profit margin was 10.2 percent in the quarter, and its gross margin was 31.1 percent despite cotton costs of more than double those of the prior-year quarter.

Additional Guidance

Hanes 2012 full-year guidance for continuing operations is diluted EPS of $2.50 to $2.60 and net sales of $4.52 billion to $4.57 billion.

The company’s guidance for continuing operations is based on the following facts. Product pricing, shelf space, and promotion plans for the remainder of 2012 have been finalized with major retail accounts. Virtually all commodity costs have been fixed for the remainder of the year, with the company incurring significantly lower cotton and other inflation impacts in the second half of the year. The majority of sales trends have been substantially tracking to expectations, with the notable exception of a major mid-tier retail account that is undergoing a major strategic shift. Approximately $8 million of company costs, primarily from supply chain restructuring, that had been expected in the second quarter are now expected to occur in the second half.

For margins, Hanes expects continued sequential quarter improvement in gross and operating margins in the third and fourth quarters as the company overlaps last year’s progressively higher cotton costs with this year’s declining cotton costs. Gross margin percentages in the second half are expected to average in the low to mid-30s, while operating margins are expected to average approximately 12.5 percent to 13 percent.

Interest expense in 2012 is expected to be approximately $17 million lower than 2011 as a result of debt reduction. The company completed an amendment in July to reduce its revolving credit facility’s borrowing rate by 100 basis points.

The company’s full-year tax rate now is expected to be in the mid-teens, an increase from previous guidance of a low double-digit rate. However, the company expects increased operating profit to offset the tax rate increase. As is typical for the company, the net tax rate will fluctuate by quarter, with the third-quarter’s rate expected to be slightly less than 10 percent and the fourth-quarter rate being in the mid- to high teens.

The company continues to expect full-year free cash flow of $400 million to $500 million after net capital expenditures of approximately $45 million. Free cash flow will primarily be used in 2012 to retire all of the company’s $300 million of floating rate notes, including approximately $150 million of these notes retired on July 12.

HanesBrands Reports Second-Quarter 2012 Results – Page 3

For 2013, the company remains committed to prepaying all of its $500 million of 8 percent fixed rate notes and still believes that a reasonable estimate of EPS potential is in the low $3 range.

Discontinued Operations

On May 30, Hanes sold its European imagewear business, and the company is completing the discontinuation of its private-label and Outer Banks domestic imagewear operations serving wholesalers that sell to the screen-print industry. In accordance with GAAP requirements, the company reported results for the second quarter on a continuing-operations basis and revised prior-period results to reflect continuing operations. The company’s branded printwear operations will continue to operate and serve the branded domestic screen-print market.

For the first half, discontinued operations had a loss per diluted share of $0.69 – a loss of $0.03 in the first quarter and a loss of $0.66 in the second quarter.

In February when the company issued financial guidance for 2012, the company’s expectations for what are now discontinued operations were net sales of approximately $190 million, an operating loss of less than $1 million, and cash flow from operations of approximately $15 million.

More information on discontinued operations and financial results for prior-period continuing operations is available in the investors section of the company’s corporate website, http://tiny.cc/HanesBrandsIR, and will be available in the company’s Form 10-Q filing for the second quarter.

Note on Non-GAAP Terms and Definitions

Free cash flow and EBITDA are not generally accepted accounting principle measures.

Free cash flow is defined as cash from operations less net capital expenditures. Free cash flow may not be representative of the amount of residual cash flow that is available to the company for discretionary expenditures since it may not include deductions for mandatory debt-service requirements and other nondiscretionary expenditures. The company believes, however, that free cash flow is a useful measure of the cash-generating ability of the business relative to capital expenditures and financial performance. See Table 4 attached to this press release to reconcile free cash flow to the GAAP measure of net cash provided by operating activities.

EBITDA is defined as earnings from continuing operations before interest, taxes, depreciation, and amortization. Although the company does not use EBITDA to manage its business, it believes that EBITDA is another way that investors measure financial performance. See Table 2 attached to this press release to reconcile EBITDA to the GAAP measure of net income from continuing operations.

HanesBrands Reports Second-Quarter 2012 Results – Page 4

Hanes has chosen to provide these measures to investors to enable additional analyses of past, present and future operating performance and as a supplemental means of evaluating company operations. Non-GAAP information should not be considered a substitute for financial information presented in accordance with GAAP and may be different from non-GAAP or other pro forma measures used by other companies.

Webcast Conference Call

Hanes will host a live Internet webcast of its quarterly investor conference call at 4:30 p.m. EDT today. The broadcast may be accessed on the home page of the HanesBrands corporate website, www.hanesbrands.com. The call is expected to conclude by 5:30 p.m.

An archived replay of the conference call webcast will be available in the investors section of the HanesBrands website. A telephone playback will be available from approximately midnight EDT today through midnight EDT Aug. 7, 2012. The replay will be available by calling toll-free (855) 859-2056, or by toll call at (404) 537-3406. The replay pass code is 12858065.

Cautionary Statement Concerning Forward-Looking Statements

Statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding our long-term goals and trends associated with our business, as well as guidance as to future performance. These and other forward-looking statements are made only as of the date of this press release and are based on our current intent, beliefs, plans and expectations. They involve risks and uncertainties that could cause actual future results, performance or developments to differ materially from those described in or implied by such forward-looking statements. These risks and uncertainties include the following: current economic conditions, including consumer spending levels and the price elasticity of our products; the impact of significant fluctuations and volatility in various input costs, such as cotton and oil-related materials, utilities, freight and wages; the highly competitive and evolving nature of the industry in which we compete; our ability to successfully manage social, political, economic, legal and other conditions affecting our domestic and foreign operations and supply-chain sources, such as political instability and acts of war or terrorism, natural disasters, disruption of markets, operational disruptions, changes in import and export laws, currency restrictions and currency exchange rate fluctuations; the impact of the loss of one or more of our suppliers of finished goods or raw materials; our ability to effectively manage our inventory and reduce inventory reserves; our ability to optimize our global supply chain; our ability to continue to effectively distribute our products through our distribution network; financial difficulties experienced by, or loss of or reduction in sales to, any of our top customers or groups of customers; gains and losses in the shelf space that our customers devote to our products; our ability to accurately forecast demand for our products; increasing pressure on margins; our ability to keep pace with changing consumer preferences; the impact of any inadequacy, interruption or failure with respect to our information technology or any data security breach; our ability to protect our reputation and brand images; our ability to protect our trademarks, copyrights and patents; our debt and debt service requirements that restrict our operating and financial flexibility and impose interest and financing costs; the financial ratios that our debt instruments require us to maintain; future financial performance, including availability, terms and deployment of capital; our ability to comply with environmental and

HanesBrands Reports Second-Quarter 2012 Results – Page 5

occupational health and safety laws and regulations; costs and adverse publicity from violations of labor or environmental laws by us or our suppliers; and other risks identified from time to time in our most recent Securities and Exchange Commission reports, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, registration statements, press releases and other communications, as well as in the investors section of our corporate website at http://tiny.cc/HanesBrandsIR. Except as required by law, the company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

HanesBrands

HanesBrands is a socially responsible leading marketer of everyday basic apparel under some of the world’s strongest apparel brands, including Hanes, Champion, Playtex, Bali, JMS/Just My Size, barely there, Wonderbra and Gear for Sports. The company sells T-shirts, bras, panties, men’s underwear, children’s underwear, socks, hosiery, casualwear and activewear produced in the company’s low-cost global supply chain. Ranked No. 512 on the Fortune 1000 list, Hanes has approximately 53,300 employees in more than 25 countries and takes pride in its strong reputation for ethical business practices. Hanes is a U.S. Environmental Protection Agency Energy Star 2012 Sustained Excellence Award winner and 2010 and 2011 Partner of the Year. The company ranks No. 152 on Newsweek magazine’s list of Top 500 greenest U.S. companies. More information about the company and its corporate social responsibility initiatives, including environmental, social compliance and community improvement achievements, may be found on the Hanes corporate website at www.hanesbrands.com.

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TABLE 1

HANESBRANDS INC.

Condensed Consolidated Statements of Income (Loss)

(Amounts in thousands, except per-share amounts)

(Unaudited)

	Quarter Ended			Six Months Ended
	June 30, 2012	July 2, 2011	% Change	June 30, 2012	July 2, 2011	% Change
Net sales	$1,180,651	$1,167,986	1.1%	$2,153,784	$2,148,036	0.3%
Cost of sales	813,719	757,962		1,531,738	1,397,054

Gross profit	366,932	410,024	-10.5%	622,046	750,982	-17.2%
As a % of net sales	31.1%	35.1%		28.9%	35.0%

Selling, general and administrative expenses	246,981	274,202		491,450	523,068
As a % of net sales	20.9%	23.5%		22.8%	24.4%

Operating profit	119,951	135,822	-11.7%	130,596	227,914	-42.7%
As a % of net sales	10.2%	11.6%		6.1%	10.6%

Other expenses	811	814		1,456	1,415
Interest expense, net	36,611	39,127		73,606	80,228

Income from continuing operations before income tax expense	82,529	95,881		55,534	146,271
Income tax expense	15,213	18,121		12,489	27,544

Income from continuing operations	67,316	77,760	-13.4%	43,045	118,727	-63.7%
Income (loss) from discontinued operations, net of tax	(66,085)	9,022	NM	(68,644)	16,164	NM

Net income (loss)	$1,231	$86,782	-98.6%	$(25,599)	$134,891	NM

Earnings (loss) per share - basic:
Continuing operations	$0.68	$0.80	-15.0%	$0.44	$1.22	-63.9%
Discontinued operations	(0.67)	0.09	NM	(0.70)	0.17	NM

Net income (loss)	$0.01	$0.89	-98.9%	$(0.26)	$1.39	NM

Earnings (loss) per share - diluted:
Continuing operations	$0.67	$0.78	-14.1%	$0.43	$1.20	-64.2%
Discontinued operations	(0.66)	0.09	NM	(0.69)	0.16	NM

Net income (loss)	$0.01	$0.87	-98.9%	$(0.26)	$1.36	NM

Weighted average shares outstanding:
Basic	98,572	97,537		98,553	97,366
Diluted	100,066	99,224		99,962	98,927

TABLE 2

HANESBRANDS INC.

Supplemental Financial Information

(Dollars in thousands)

(Unaudited)

	Quarter Ended			Six Months Ended
	June 30, 2012	July 2, 2011	% Change	June 30, 2012	July 2, 2011	% Change
Segment net sales[1]:
Innerwear	$664,940	$650,697	2.2%	$1,173,978	$1,153,380	1.8%
Outerwear	295,424	291,788	1.2%	567,988	578,093	-1.7%
Direct to Consumer	94,572	97,456	-3.0%	179,285	180,254	-0.5%
International	125,715	128,045	-1.8%	232,533	236,309	-1.6%

Total net sales	$1,180,651	$1,167,986	1.1%	$2,153,784	$2,148,036	0.3%

Segment operating profit¹:
Innerwear	121,235	102,837	17.9%	172,877	177,602	-2.7%
Outerwear	(977)	27,254	NM	(22,221)	45,886	NM
Direct to Consumer	9,279	9,360	-0.9%	10,361	9,687	7.0%
International	11,694	11,724	-0.3%	16,390	28,478	-42.4%
General corporate expenses/other	(21,280)	(15,353)	38.6%	(46,811)	(33,739)	38.7%

Total operating profit	$119,951	$135,822	-11.7%	$130,596	$227,914	-42.7%

EBITDA²:
Net income from continuing operations	$67,316	$77,760		$43,045	$118,727
Interest expense, net	36,611	39,127		73,606	80,228
Income tax expense	15,213	18,121		12,489	27,544
Depreciation and amortization	23,404	21,986		46,266	43,213

Total EBITDA	$142,544	$156,994	-9.2%	$175,406	$269,712	-35.0%

¹	As a result of the reduced size of sheer hosiery and changing trends, HanesBrands decided in the first quarter of 2012 to change its external segment reporting to include hosiery operations within the Innerwear segment. Hosiery had previously been reported as a separate segment. Prior-year segment sales and operating profit results, including other minor allocation changes, have been revised to conform to the current-year presentation. In addition, in May 2012, HanesBrands sold its European imagewear business, and the Company is completing the discontinuation of its private label and Outer Banks domestic imagewear operations serving wholesalers that sell to the screen-print industry. As a result, the current year and prior-year segment disclosures do not reflect the sales and operating profit results of these discontinued businesses.
²	Earnings from continuing operations before interest, taxes, depreciation and amortization is a non-GAAP financial measure.

TABLE 3

HANESBRANDS INC.

Condensed Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	June 30, 2012	December 31, 2011
Assets
Cash and cash equivalents	$29,662	$35,345
Trade accounts receivable, net	585,979	470,713
Inventories	1,435,850	1,607,555
Other current assets	204,037	217,178

Total current assets	2,255,528	2,330,791

Property, net	612,515	635,406
Intangible assets and goodwill	558,115	603,071
Other noncurrent assets	459,898	465,401

Total assets	$3,886,056	$4,034,669

Liabilities
Accounts payable and accrued liabilities	$598,552	$703,711
Notes payable	46,693	63,075
Accounts Receivable Securitization Facility	170,106	166,933
Current portion of long-term debt	148,092	—

Total current liabilities	963,443	933,719

Long-term debt	1,660,685	1,807,777
Other noncurrent liabilities	604,170	612,112

Total liabilities	3,228,298	3,353,608

Equity	657,758	681,061

Total liabilities and equity	$3,886,056	$4,034,669

TABLE 4

HANESBRANDS INC.

Condensed Consolidated Statements of Cash Flows

(Dollars in thousands)

(Unaudited)

	Six Months Ended
	June 30, 2012	July 2, 2011

Operating Activities:
Net income (loss)	$(25,599)	$134,891
Depreciation and amortization	47,049	44,135
Impairment of intangibles	37,597	—
Loss on disposition of business	31,616	—
Other noncash items	5,415	18,371
Changes in assets and liabilities, net	(83,338)	(265,650)

Net cash provided by (used in) operating activities	12,740	(68,253)

Investing Activities:
Capital expenditures	(19,005)	(35,540)
Acquisition of business	—	(9,154)
Disposition of business	12,903	—

Net cash used in investing activities	(6,102)	(44,694)

Financing Activities:
Net borrowings (repayments) on notes payable, debt and other	(11,614)	113,201

Effect of changes in foreign currency exchange rates on cash	(707)	730

Increase (decrease) in cash and cash equivalents	(5,683)	984

Cash and cash equivalents at beginning of year	35,345	43,671

Cash and cash equivalents at end of period	$29,662	$44,655

Supplemental cash flow information¹:
Net cash provided by (used in) operating activities	$12,740	$(68,253)
Capital expenditures	(19,005)	(35,540)

Free cash flow	$(6,265)	$(103,793)

¹	Free cash flow is a non-GAAP measure. For 2012 guidance, net cash provided by operating activities (GAAP) is expected to be between $445 million and $545 million and net capital expenditures are expected to be approximately $45 million, resulting in expectations for free cash flow of $400 million to $500 million, which is a non-GAAP measure.